Exhibit 99.1

ProNAi Reports 2015 Year-End Financial and Operational Results

Vancouver – March 3, 2016. ProNAi Therapeutics, Inc. (NASDAQ: DNAI), a clinical-stage oncology company advancing novel therapeutics for patients with cancer and hematological diseases, today reported its financial and operational results for the year ended December 31, 2015.

“During 2015, we continued to transform ProNAi into a world-class oncology drug development company, securing both the talent and capital required to pursue our vision of developing and commercializing a pipeline of promising clinical-stage oncology assets with the potential to provide meaningful therapeutic outcomes to patients with cancer,” said Dr. Nick Glover, President and CEO of ProNAi Therapeutics. “Concurrent with building our company, we continued to advance our lead asset PNT2258, operationalizing two Phase 2 trials in 2015, Wolverine and Brighton, that are at the forefront of a concerted registration-oriented clinical development program planned for the drug. In addition to PNT2258, during 2015 we began evaluating novel product candidates available for licensing or acquisition, with the goal of maximizing our clinical development capabilities and leveraging the full potential of our team by advancing a broad and diversified pipeline of assets.”

“We anticipate reporting initial interim data from the Wolverine trial in third-line DLBCL in the second quarter of 2016. This trial has been designed to identify and characterize patient populations who respond to PNT2258 on the basis of their genetics and disease characteristics and will be essential to determining potential paths to registration for the drug,” added Dr. Glover. “We recently started enrolling the Brighton trial in Richter’s transformation and expect to report interim data from this trial before the end of 2016. We are also designing a number of additional Phase 2 trials that could support the registration and commercialization strategies for PNT2258. Two planned trials, Cypress and Granite, will evaluate PNT2258 in combination with standard-of-care treatment regimens for the treatment of second-line DLBCL in the “transplant eligible” and “transplant ineligible” patient populations respectively. We are also designing trials evaluating PNT2258’s potential in DLBCL in combination with a targeted anti-cancer drug, and in other hematological malignancies as well. Although we maintain a strong balance sheet, we are carefully considering the timing of these additional trials with a view to maximizing PNT2258’s potential while deploying our capital prudently.”

2015 Operational Highlights:

•	Operationalized the Wolverine Phase 2 trial evaluating single-agent PNT2258 in third-line relapsed or refractory DLBCL, opening more than 20 clinical sites during 2015 that are now actively recruiting patients.

•	Initiated the Brighton Phase 2 trial evaluating single-agent PNT2258 in Richter’s transformed CLL.

•	Completed a successful IPO in July 2015, raising more than $158 million in gross proceeds. ProNAi shares began trading on the NASDAQ Global Market on July 16, 2015 under the symbol “DNAI.”

•	Strengthened the ProNAi management team, appointing six additional experienced senior executives including Dr. Barbara Klencke, M.D., as Chief Development Officer. Dr. Klencke is an accomplished oncology drug developer with a demonstrable track record of success, having made substantial contributions to the development and approval of several important oncology products including Kyprolis, Kadcyla, Avastin and Tarceva.

•	Expanded the company from approximately 25 employees to more than 50 employees and opened our corporate headquarters in Vancouver, Canada.

•	ProNAi (NASDAQ:DNAI) was selected for addition to the NASDAQ Biotechnology Index (NASDAQ:NBI)

2015 Financial Results (all amounts reported in U.S. currency)

Total operating expenses for the year ended December 31, 2015 were $35.8 million compared to $22.6 million for the year ended December 31, 2014. Total operating expenses include non-cash stock based compensation of $3.2 million and $0.3 million for the years ended December 31, 2015 and 2014, respectively.

Research and development expenses increased to $26.4 million for the year ended December 31, 2015 from $19.1 million for the year ended December 31, 2014. These increases were primarily due to expenses related to the continuation of our PNT2258 clinical trials, the manufacture of PNT2258 and an increase in personnel-related costs. Expenses for the year ended December 31, 2014 include a one-time $11.0 million milestone payment that was made to Novosom AG during the second quarter of 2014.

General and administrative expenses increased to $9.5 million for the year ended December 31, 2015 from $3.5 million for the year ended December 31, 2014. These increases were primarily due to increased personnel-related costs and professional fees incurred in support of activities as a public company and corporate growth.

For the year ended December 31, 2015, ProNAi incurred a net loss of $53.3 million compared to a net loss of $23.9 million for the year ended December 31, 2014. The net loss includes a non-cash charge related to the change in fair value of preferred stock warrants of $17.4 million and $1.4 million for the years ended December 31, 2015 and 2014, respectively.

At December 31, 2015, ProNAi had $150.2 million in cash and cash equivalents compared to $39.2 million in cash, cash equivalents and short-term investments at December 31, 2014.

At December 31, 2015, there were approximately 30,058,105 shares of common stock issued and outstanding and 3,522,813 options issued and outstanding.

About ProNAi Therapeutics

ProNAi Therapeutics is a clinical-stage oncology company advancing novel therapeutics for patients with cancer and hematological diseases. ProNAi’s lead product candidate, PNT2258, is based on the company’s pioneering and proprietary DNAi technology platform. PNT2258 is designed to target cancers that overexpress BCL2, an important and validated oncogene known to be dysregulated in many types of cancer. ProNAi is pursuing a multi-faceted clinical development strategy designed to efficiently achieve regulatory approval and maximize the commercial opportunity of PNT2258. ProNAi is actively enrolling patients in “Wolverine”, a Phase 2 trial evaluating PNT2258 for the treatment of relapsed or refractory diffuse large B-cell lymphoma (DLBCL) and in “Brighton”, a Phase 2 trial evaluating PNT2258 for the treatment of Richter’s transformation. For more information, please visit www.pronai.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding ProNAi’s anticipated clinical development and potential business development strategies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that ProNAi may be unable to successfully develop and commercialize PNT2258 or any other future product candidates, PNT2258 may fail to demonstrate safety and efficacy or may not otherwise produce positive results, ProNAi may experience delays in clinical trials, including due to difficulties enrolling patients, ProNAi’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, ProNAi’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, ProNAi may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in ProNAi’s filings with the Securities and Exchange Commission from time to time, including the Company’s reports filed with the Securities and Exchange Commission. ProNAi undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31, 2015	December 31, 2014
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$150,180	$29,154
Short-term investments	—	10,010
Prepaid expenses and other current assets	1,673	561

Total current assets	151,853	39,725
Property and equipment, net	566	214
Other assets	349	626

TOTAL ASSETS	$152,768	$40,565

LIABILITIES, CONVERTIBLE AND REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accrued liabilities	$7,016	$1,473
Accounts payable	358	622
Other current liabilities	23	—

Total current liabilities	7,397	2,095
Preferred stock warrant liabilities	—	1,810
Other liabilities	—	100

TOTAL LIABILITIES	7,397	4,005

Convertible preferred stock at liquidation preference	—	2,543
Redeemable convertible preferred stock at redemption value	—	141,832
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	30	2
Additional paid-in capital	679,528	—
Accumulated other comprehensive loss	—	(10)
Accumulated deficit	(534,187)	(107,807)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	145,371	(107,815)

TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$152,768	$40,565

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating expenses:
Research and development	$8,027	$2,097	$26,356	$19,078
General and administrative	3,419	1,173	9,472	3,500

Total operating expenses	11,446	3,270	35,828	22,578

Loss from operations	(11,446)	(3,270)	(35,828)	(22,578)
Other income (expense), net:
Change in fair value of preferred stock warrants	—	(381)	(17,443)	(1,380)
Other income	18	32	66	87

Total other income (expense), net	18	(349)	(17,377)	(1,293)

Loss before provision for income taxes	(11,428)	(3,619)	(53,205)	(23,871)
Provision for income tax	30	2	55	2

Net loss	(11,458)	(3,621)	(53,260)	(23,873)
Adjustment to redemption value on redeemable convertible preferred stock	—	(4,983)	(374,015)	(49,849)
Series B and B-1 redeemable convertible preferred stock dividend	—	—	(5,543)	—
Series C and D redeemable convertible preferred stock dividend	—	—	(20,366)	—

Net loss attributable to common stockholders	$(11,458)	$(8,604)	$(453,184)	$(73,722)

Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(5.85)	$(31.47)	$(69.08)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	30,024,387	1,471,866	14,399,506	1,067,259

Contact:

James Smith

Vice President, Corporate Affairs

ProNAi Therapeutics

604.558.6545

jsmith@pronai.com

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